Exhibit 16


                      [Letterhead of Deloitte & Touche LLP]




November 18, 1996


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sir/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of Autolend Group, Inc. dated November 5, 1996, except that we have no basis to agree or disagree with the information contained in the second paragraph, and the information in the third paragraph except the fourth sentence.

Yours truly,

Deloitte & Touche LLP


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